EXHIBIT 99-1

CONTACT:	Jeffrey Taufield
Kekst and Company
(212) 521-4815

For Immediate Release

GREENHILL CAPITAL PARTNERS II, L.P.
COMPLETES FINAL CLOSING ON $875 MILLION

NEW YORK, NEW YORK, June 8, 2005 - - Greenhill & Co., Inc. [NYSE:GHL] announced today that it has completed the second and final closing of its second private equity fund, Greenhill Capital Partners II, L.P. and related funds (“Fund II”). Total committed capital for Fund II is $875 million.

Greenhill & Co. has committed 10% of Fund II, or $88 million of the capital raised. In addition, Greenhill’s managing directors and other professionals have personally committed a further $136 million, for a total of 26% of committed capital coming from the Firm and its employees. The remaining 74% of committed capital was raised from a variety of institutional investors, wealthy families and qualified corporate executives. Committed capital is expected to be drawn down from time to time over an investment period of up to five years to fund investments by Fund II.

Fund II is the successor fund to Greenhill Capital Partners, L.P. (“Fund I”) which commenced in June 2000 with $423 million in committed capital, $264 million of which remains under management in 19 different portfolio companies and $56 million of which remains undrawn. Fund I’s existing portfolio companies include Global Signal, Inc. (NYSE: GSL), Energy Transfer Partners, L.P. (NYSE: ETP), Heartland Payment Systems, Inc. and Republic Insurance Group.

Like Fund I, Fund II expects to focus primarily on middle-market investments in the energy, financial services and telecommunications sectors--industries in which Greenhill has significant experience and expertise. Within these sectors, Fund II intends to continue to pursue primarily a value-based investment strategy. Fund II has invested or committed to invest $101 million to date in four portfolio companies.

Robert F. Greenhill, Chairman and Chief Executive Officer of Greenhill, said, “The closing of our second fund is an important milestone in the Firm’s stated strategy of further developing its merchant banking fund management activities. We are particularly pleased to have significantly exceeded our initial fund raising target of $700 million of capital.”

Robert H. Niehaus, Chairman of Greenhill Capital Partners, said, “As with Fund I, we plan to continue our successful strategy of making middle-market, value-based investments in our three focus industries. We are very pleased with the operating performance to date of our Fund I portfolio companies, which has enabled us to return over $200 million in cash to our investors principally through dividends and debt-financed distributions, without significantly reducing our equity ownership positions. We are pleased that a substantial majority of our Fund I investors are re-investing with us in Fund II.”

Greenhill & Co., Inc., founded in 1996, is a leading independent investment bank that provides financial advisory and merchant banking fund management services. It acts for clients located throughout the world from its offices in New York, London, Frankfurt and Dallas.

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